MANAGEMENT AGREEMENT

This Agreement is entered into this 9th day of September, 2020, between Dakota UPREIT Limited Partnership (Owner) and Property Resources Group, LLC, (Manager).

Preliminary Statement

Owner is the owner of the property whose street address appears on the attached Schedule A (the Property). Owner desires to engage Manager as an independent contractor to manage the property and Manager is agreeable to managing the property all on the terms and conditions contained in this Agreement

FOR VALUABLE CONSIDERATION, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

1. **Employment of Manager.** Owner hereby employs Manager as the sole and exclusive managing agent to manage and operate the property upon the terms and conditions set forth in this Agreement. Manager hereby accepts such employment and agrees to perform all of the services set forth in this Agreement.

2. **Term.** The term of this Agreement is stated on Schedule A. Subsequent to the expiration date, this Agreement shall automatically renew for successive periods of 12 months unless canceled by either party upon 60 days written notice to the other party per Schedule A.

3. **Manager's Responsibilities.** The Manager shall have the following duties and responsibilities together with any other duties and responsibilities shown on Schedule A:

A. To collect all rents and other income for the property.

B. To refund resident's security deposits as required by law and if legally required. To the extent permitted by law, Manager shall first apply the security deposit towards any rent, unpaid balances & damage Owner has suffered by reason of the actions of residents or resident's guests. The application of security deposit toward damages shall be itemized and such itemization shall be delivered to resident in accordance with law. Manager, on Owner's behalf, shall comply with all legal requirements concerning payment and withholding of security deposits.

C. On a monthly basis, provide operating statements to the Owner's representative as shown on Schedule A.

D. To pay on behalf of Owner the services and other items shown on Schedule A and deduct the amount thereof from proceeds payable to Owner. If disbursements made by Manager are in excess of receipts, Owner agrees to pay such excess

promptly. Manager shall not be obligated to advance it's own funds on behalf of Owner.

E. Owner authorizes Manager to institute legal action either in the name of Owner or in the name of the Manager and at Owner's expense to enforce the collection of rent or other income for the property and to evict residents for nonpayment of rent or material violation of the lease. In connection therewith, Manager may engage an attorney at Owner's expense, with prior written notification to Owner.

F. Owner to procure insurance with the minimum coverage and limits shown on Schedule A and to provide evidence of such coverage to Manager along with this Agreement. If not provided by Owner, Manager may procure at Owner's expense.

G. To employ and discharge and to compensate, at Owner's expense, all employees necessary for the maintenance and operation of the property and to withhold from and remit to the proper governmental authority all legally required withholdings and to pay the Employer's share of all payroll taxes. Alternatively, the Manager may contract for all such services with independent contractors at Owner's expense by either requesting bids or negotiating contracts at Manager's option. Manager shall secure Owner's prior approval before contracting for any services in excess of $2,000 except as provided in Section 5 below. All employees will be employees of Manager. Manager will pay the employees, at Owner's expense, making all required deductions and paying all necessary payroll taxes and premiums for Workers Compensation, unemployment compensation, etc.

H. To notify Owner of any incident reports, noncompliance complaints, warnings, notice or summons received by Manager related to such matters. Manager is not responsible for compliance of any buildings on the property with such requirements.

To make emergency repairs which may be required because of danger to life or property or which are immediately necessary for the preservation and safety of the property or the safety of the residents or required to avoid suspension of any necessary service to the property.

I. To advertise and otherwise promote the leasing of available premises, to the extent it deems advisable. The Owner shall pay, within established budgetary guidelines, 100% of the cost of all promotional & advertising costs, including the cost of a professionally prepared brochure, if necessary. Costs to be incurred beyond the budgetary guidelines will require prior approval of the Owner.

4. **Compensation.** For its services under this Agreement, Manager shall be entitled to compensation as shown on Schedule A which shall be itemized monthly on Manager's report and may be deducted by Manager from income receipts.

The Manager shall retain interest income, if any, earned on the cash balances maintained by the Manager in the act of doing business with regard to the property covered under this agreement.

5. **Notices.** Any notices required by this Agreement and all reports shall be sent to Owner at the address shown on Schedule A. Manager's contact person is shown on the attached Schedule A.

6. **Indemnity.** Owner agrees to indemnify Manager for personal injury or property damage to any person whatsoever arising out of or related to Manager's activities on the property or the performance of its duties under this Agreement unless caused by the negligence or breach of this Agreement by Manager. Owner agrees to indemnify and hold Manager harmless from all claims against Manager for obligations incurred on Owner's behalf under the terms of this Agreement.

7. **Termination.** This Agreement shall terminate under any of the following circumstances:

A. Expiration of the terms set forth herein or upon notice as provided herein.

B. By written mutual consent of the parties.

C. Manager may terminate this Agreement immediately if Owner fails to comply with the terms and conditions of this Agreement. If termination takes place under the provisions of this section, Manager shall be entitled to a termination fee as shown on Schedule A.

D. If the property is destroyed or taken under eminent domain or condemned.

E. If the property is sold to a new owner, in which Owner has no substantial ownership interest.

Within 60 days after termination of this Agreement, Owner and Manager shall account to each other with respect to all matters outstanding as of the date of termination. Owner shall furnish Manager with security against any outstanding obligations or liabilities that Manager may have incurred and Manager shall turn over to Owner all records, documents or other instruments in Manager's possession pertaining to performance under this Agreement

8. **Assignment.** This Agreement is not assignable by Manager without Owner's consent.

9. **Dispute Resolution.** Any dispute arising under this Agreement shall be settled by binding arbitration in Fargo, North Dakota. Unless the parties are able to agree upon one arbitrator, each party shall appoint one arbitrator and the two so appointed shall select a third arbitrator. The decision of the single arbitrator or a majority of the arbitrators, as the case may be, shall be final and binding. Notwithstanding the arbitration provision contained herein, the parties consent to the jurisdiction of the courts of North Dakota, both state and federal, in any action concerning this Agreement and agree that any state court action shall be brought in the District Court of Cass County, North Dakota.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DAKOTA UPREIT LIMITED PARTNERSHIP

By: ______________________

Its: Pres

PROPERTY RESOURCES GROUP, LLC

By: ______________________

Its: Property Manager

SCHEDULE A
TO
MANAGEMENT AGREEMENT BETWEEN
Property Resources Group, LLC (MANAGER)
AND
Dakota Upreit Limited Partnership (OWNER)

This Schedule is a part of a Management Agreement between manager and owner dated September 9th, 2020.

1. Street Address of Property: 4907 Timber Pkwy S. Fargo ND 58104

2. Term: 12 Months

   Commencement Date: September 9, 2020 to have commencement date based off of construction completion.

   Expiration Date: September 30, 2021 and continuing thereafter from year to year until termination of the agreement by either party by giving 60 days written notice to the other party.

3. Manager's reports and notices are to be sent to Owner's contacts listed:

   Name: Dakota UpREIT
   Danel Jung or Jim Haley
   Address: 3003 32nd Ave. S,
   Suite 250
   Fargo, ND 58103
   Telephone: Office: 701-239-6879

   Manager's contact people for this account will be:

   Name: Property Resources Group, LLC
   Tonya Bishop/Kami Olson
   4265 45th St. S., Suite 200
   Fargo, ND 58104
   Work Phone: 701-356-8888 ext. 3890 or 3902

4. Owner shall maintain in force minimum insurance coverage as indicated hereon. Manager to be named as additional insured and provided with a certificate of insurance coverage. Owner has determined the coverage and amounts of insurance.

Comprehensive general liability for bodily injury and property damage (combined single limit) $ 1,000,000.00

OWNER IS RESPONSIBLE FOR PROCURING ANY DESIRED UMBRELLA COVERAGE.

5. Manager shall pay any of the items that are checked below and charge such payments to Owner's account. Owner will advise Manager on specific items to be paid by Manager on Owner's behalf.

✓ Real estate taxes and special assessments.

✓ Ordinary repairs and alterations not exceeding $ 2,000 without Owner's prior approval (except for emergencies).

✓ Insurance premiums on insurance referred to above.

✓ Return of security deposits to departing tenants.

✓ Payment of principal and interest on mortgage on the property.

✓ Repair and replacement of maintenance related items.

✓ Payment of any and all charges billed to Owner including, but not limited to, the following:

- Utilities
- Accounting Services
- Equipment & Inventory
- Office Supplies
- Advertising & Marketing
- Services, Maintenance & Custodial
- Professional & Legal
- Grounds
- Membership & Training Expenses

6. As compensation for its services, Manager shall be paid monthly and may deduct from rentals collected the following amounts:

A. ~~8~~ % of all rents & other income.
10% (AB)

B. Owner will, when required, pay commissions to outside rental consultants or management for renewal and or amended leases at a reasonably negotiated fee.

Dated: 9-9-20

George Gaukler (President)

Dated: 9-9-20

Property Resources Group, LLC (Manager)